EXHIBIT 3.8
AGREEMENT OF
LIMITED PARTNERSHIP OF
DEP OPERATING PARTNERSHIP, L.P.
     THIS AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”), dated as of September 29, 2006, is entered into and executed by DEP OLPGP, LLC a Delaware limited liability company, as General Partner, and Duncan Energy Partners L.P., a Delaware limited partnership, as Limited Partner.
ARTICLE I
DEFINITIONS
     The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and polices of a Person, whether through ownership of voting securities.
     “Certificate of Limited Partnership” means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware as described in the first sentence of Section 2.5 as amended or restated from time to time.
     “Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such act.
     “General Partner” means DEP OLPGP, LLC, a Delaware limited liability company.
     “Indemnitee” means (a) the General Partner, (b) any Person who is an Affiliate of the General Partner, (c) any Person who is serving at the request of the General Partner or any Affiliate of the General Partner as a member, partner, director, officer, fiduciary or trustee of the General Partner or any subsidiary or other Affiliate controlled by the Partnership, and (d) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.
     “Limited Partner” means Duncan Energy Partners L.P., a Delaware limited partnership.
     “Partner” means the General Partner or the Limited Partner.
     “Partnership” means DEP Operating Partnership, L.P., a Delaware limited partnership.
     “Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, unincorporated organization, association, government agency or political subdivision thereof or other entity.

     “Percentage Interest” means, with respect to any Partner, the percentage of cash contributed by such Partner to the Partnership as a percentage of all cash contributed by all the Partners to the Partnership.
ARTICLE II
ORGANIZATIONAL MATTERS
     2.1 Formation. Subject to the provisions of this Agreement, the General Partner and the Limited Partner have formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner and the Limited Partner hereby enter into this Agreement to set forth the rights and obligations of the Partnership and certain matters related thereto. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.
     2.2 Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, “DEP Operating Partnership, L.P.”
     2.3 Principal Office; Registered Office.
          (a) The principal office of the Partnership shall be at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002 or such other place as the General Partner may from time to time designate.
          (b) The address of the Partnership’s registered office in the State of Delaware shall be the Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the name of the Partnership’s registered agent for service of process at such address shall be The Corporation Trust Company.
     2.4 Term. The Partnership shall continue in existence until an election to dissolve the Partnership is made by the General Partner.
     2.5 Organizational Certificate. A Certificate of Limited Partnership of the Partnership has been filed by the General Partner with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall cause to be filed such other certificates or documents as may be required for the formation, operation and qualification of a limited partnership in the State of Delaware and any state in which the Partnership may elect to do business. The General Partner shall thereafter file any necessary amendments to the Certificate of Limited Partnership and any such other certificates and documents and do all things requisite to the maintenance of the Partnership as a limited partnership (or as a partnership in which the Limited Partners have limited liability) under the laws of Delaware and any state or jurisdiction in which the Partnership may elect to do business.
     2.6 Partnership Interests. Effective as of the date hereof, the Partners shall have Percentage Interests as set forth below:

General Partner	Percentage Interest
DEP OLPGP, LLC	.001% general partner interest

Limited Partner	Percentage Interest
Duncan Energy Partners L.P.	99.999% limited partner interest
ARTICLE III
PURPOSE
     The purpose and business of the Partnership shall be to engage in any lawful activity for which limited partnerships may be organized under the Delaware Act.
ARTICLE IV
CAPITAL CONTRIBUTIONS
     At or around the date hereof, the Limited Partner contributed to the Partnership an aggregate of $999.99 in cash and the General Partner contributed to the Partnership $0.01 in cash.
ARTICLE V
CAPITAL ACCOUNT ALLOCATIONS
     5.1 Capital Accounts. The Partnership shall maintain a capital account for each of the Partners in accordance with the regulations issued pursuant to Section 704 of the Internal Revenue Code of 1986, as amended (the “Code”), and as determined by the General Partner as consistent therewith.
     5.2 Allocations. For federal income tax purposes, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners in accordance with their Percentage Interests, except that the General Partner shall have the authority to make such other allocations as are necessary and appropriate to comply with Section 704 of the Code and the regulations pursuant thereto.
     5.3 Distributions. From time to time, but not less often than quarterly, the General Partner shall review the Partnership’s accounts to determine whether distributions are appropriate. The General Partner may make such cash distribution as it, in its sole discretion, may determine without being limited to current or accumulated income or gains from any Partnership funds, including, without limitation, Partnership revenues, capital contributions or borrowed funds; provided, however, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Partnership exceed the fair market value of the assets of the Partnership. In its sole discretion, the General Partner may, subject to the foregoing proviso, also distribute to the Partners other Partnership property, or other securities of the Partnership or other entities. All distributions by the General Partner shall be made in accordance with the Percentage Interests of the Partners.
ARTICLE VI
MANAGEMENT AND OPERATIONS OF BUSINESS
     Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner; the Limited Partner shall not have any power to control or manage the Partnership.
ARTICLE VII
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS
     The Limited Partner shall have no liability under this Agreement except as provided in Article IV.
ARTICLE VIII
DISSOLUTION AND LIQUIDATION
     The Partnership shall be dissolved, and its affairs shall be wound up as provided in Section 2.4.
ARTICLE IX
AMENDMENT OF PARTNERSHIP AGREEMENT
     The General Partner may amend any provision of this Agreement without the consent of the Limited Partner and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.
ARTICLE X
INDEMNIFICATION
     10.1 No Indemnitee shall be liable to the Partnership for any act or omission based upon errors of judgment or other fault in connection with the business or affairs of the Partnership (including any act or omission that constitutes negligence of such Indemnitee or for which such Indemnitee is strictly liable) if such Indemnitee’s conduct shall not have constituted gross negligence or willful misconduct.
     10.2 To the fullest extent permitted by law, the Indemnitee shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, settlements and other amounts (collectively, “Losses”) arising from any and all claims (including attorneys’ fees and expenses, as such fees and expenses are incurred), demands, actions, suits or proceedings (civil, criminal, administrative or investigative), in which it may be involved, as a party or otherwise, by reason of the management of the affairs of the Partnership, whether or not it continued to be an Indemnitee or involved in management of the affairs of the Partnership at the time any such liability or expense is paid or incurred, including Losses arising from the negligence or strict liability of such Indemnitee; provided that an Indemnitee shall not be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined that such Losses resulted primarily from the gross negligence or willful misconduct of such Indemnitee. The termination of a proceeding by judgment, order, settlement or conviction under a plea of nolo contendere, or its equivalent, shall not, of itself, create any presumption that such Losses resulted primarily from the gross negligence or willful misconduct of an Indemnitee or that the conduct giving rise to such liability was not in the best interest of the Partnership. The Partnership shall also indemnify each of the Indemnitees if it is or was a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the Partnership to procure a judgment in its favor by reason of the fact that such Indemnitee is or was an agent of the Partnership, against any Losses incurred by such Indemnitee in connection with the defense or settlement of such action; provided that such Indemnitee shall not be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined that any such Losses resulted from the gross negligence or willful misconduct of such Indemnitee. The Partnership may advance an Indemnitee any expenses (including, without limitation, attorneys’ fees and expenses) incurred as a result of any demand, action, suit or proceeding referred to in this paragraph (b) provided that (i) the legal action relates to the performance of duties or services by such Indemnitee on behalf of the Partnership; and (ii) such Indemnitee provides a written undertaking to repay to the Partnership the amounts of such advances in the event that such Indemnitee is determined to be not entitled to indemnification hereunder.
     10.3 The indemnification provided by this Section 10 shall not be deemed to be exclusive of any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law, in equity or otherwise, and shall inure to the benefit of the heirs, successors and administrators of such Indemnitee.
     10.4 Any indemnification pursuant to this Section 10 will be payable only from the assets of the Partnership.
ARTICLE XI
GENERAL PROVISIONS
     11.1 Addresses and Notices. Any notice to the Partnership, the General Partner or the Limited Partner shall be deemed given if received by it in writing at the principal office of the Partnership designated pursuant to Section 2.3(a).
     11.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.
     11.3 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

     11.4 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.
     11.5 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.
     11.6 Counterparts. This Agreement may be executed (by original or telecopied signature) in counterparts and by the different parties hereto in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.
[Signature page follows]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the General Partner and the Limited Partner as of the date set forth above.

GENERAL PARTNER:

DEP OLPGP, LLC

By:	Duncan Energy Partners L.P., its Sole Member

	By:	DEP Holdings, LLC, its General Partner

		By:	/s Richard H. Bachmann

		Name:	Richard H. Bachmann
		Title:	President and Chief Executive Officer

LIMITED PARTNER:

DUNCAN ENERGY PARTNERS L.P.

By:	DEP Holdings LLC, its General Partner

	By:	/s Richard H. Bachmann

	Name:	Richard H. Bachmann
	Title:	President and Chief Executive Officer